Filed pursuant to Rule 424(b)(3)
                                      Registration No. 333-59355

Prospectus Supplement No. 6
(To Prospectus Dated August 10, 1998 and
Prospectus Supplement No. 4 Dated September 10, 1998)

                                $1,012,198,000
                              XEROX CORPORATION
                 CONVERTIBLE SUBORDINATED DEBENTURES DUE 2018

The information contained under the heading "Selling Security Holders" in the Prospectus dated August 10, 1998 ("Prospectus"), as supplemented by Prospectus Supplement No. 4 Dated September 10, 1998 ("Supplement No. 4"), relating to $1,012,198,000 aggregate principal amount at maturity of Convertible Subordinated Debentures due 2018 ("Debentures") of Xerox Corporation (the "Company"), and such indeterminate number of shares of Common Stock, par value $1.00 per share, of the Company as may be issuable upon the conversion of the Debentures, that may be offered and sold from time to time by the several holders thereof ("Selling Holders") is hereby amended and supplemented as follows:

                                                        PRINCIPAL AMOUNT AT
                             PRINCIPAL AMOUNT AT      MATURITY OF DEBENTURES
                            MATURITY OF DEBENTURES    PREVIOUSLY SPECIFIED IN
                            BENEFICIALLY OWNED AND      THE PROSPECTUS AND
SELLING HOLDER            THAT MAY BE OFFERED HEREBY     SUPPLEMENT NO. 4
--------------            --------------------------  ------------------------
                                            (In U.S. Dollars)

Deutsche Bank Securities
   Inc. (1)  . . . . . . .        10,800,000                       N/A

General Motors Employee
   Domestic Group Pension
   Trust . . . . . . . . .         3,500,000                       N/A

Nomura International
   PLC London  . . . . . .        55,000,000                40,000,000

------------------------------
(1) Deutsche Bank Securities Inc. and affiliates have engaged, and may in the future engage, in commercial banking transactions, which include or may include foreign exchange, lending, credit and other financial transactions, with the Company and its affiliates.



The date of this Prospectus Supplement is September 21, 1998.